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                            ARTICLES OF AMENDMENT TO
                             EMN ENTERPRISES, INC.

         THE UNDERSIGNED, being the sole director and president of EMN Enterprises, Inc. does hereby amend its Articles of Incorporation as follows:

                                   ARTICLE I
                                 CORPORATE NAME

         The Name of the Corporation is EMN Enterprises, Inc.

                                   ARTICLE II
                                    PURPOSE

         The company shall be organized for any and all purposes authorized under the laws of the state of Florida.

                                  ARTICLE III
                              PERIOD OF EXISTENCE

         The period during which the Corporation shall continue is perpetual.

                                   ARTICLE IV
                                     SHARES

         The capital stock of this corporation shall consist of 50,000,000 shares of common stock , $.001 par value.

                                   ARTICLE V
                               PLACE OF BUSINESS

         The address of the principal place of business of this corporation in the State of Florida shall be 7695 S.W. 104th Street, Suite 210, Miami, FL 33156. The Board of Directors may at any time and from time to time move the principal office of this corporation.

                                   ARTICLE VI
                             DIRECTORS AND OFFICERS

         The business of this corporation shall be managed by its Board of Directors. The number of such directors shall not be less than one (1) and subject to such minimum may be increased or decreased from time to time in the manner provided in the By-laws.


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                                  ARTICLE VII
                          DENIAL OF PREEMPTIVE RIGHTS

         No shareholder shall have any right to acquire shares or other securities of the corporation except to the extent such right has may be granted by an amendment to these Articles of Incorporation or by a resolution of the board of Directors.

                                  ARTICLE VIII
                              AMENDMENT OF BY-LAWS

         Anything in these Articles of Incorporation, the By-laws, or the Florida Corporation Act notwithstanding, bylaws shall not be adopted, modified, amended or repealed by the shareholders of the corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

                                   ARTICLE IX
                                  SHAREHOLDERS

         9.1. Inspection of Books. The board of directors shall make reasonable rules to determine at what times and places and under what conditions the books of the corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder.

         9.2. Control Share Acquisition. The provisions relating to any control share acquisition as contained in Florida Statutes now or hereinafter amended, and any successor provision shall not apply to the Corporation.

         9.3. Quorum. The holders of shares entitled to one-third of the votes at a meeting of shareholder's shall constitute a quorum.

         9.4. Required Vote. Acts of shareholders shall require the approval of holders of 50.01% of the outstanding votes of shareholders.

                                   ARTICLE X
            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

         To the fullest extent permitted by the law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the corporation shall have the power in its By-Laws or in any resolution of its stockholders or directors to undertake to indemnify the officers and directors of this corporation against any contingency or peril as


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may be determined to be in the best interests of this corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

                                   ARTICLE XI
                                   CONTRACTS

         No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other party or is, or at sometime in the future becomes, an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.


         I hereby certify that the following was adopted by a majority vote of the shareholders and directors of the corporation on July 20, 1998 and that the number of votes cast was sufficient for approval.

         IN WITNESS WHEREOF, I have hereunto subscribed to and executed this Amendment to Articles of Incorporation this on July 20,1998.


/s/ Eric P. Littman
-------------------------------
Eric P. Littman, Sole Director

         The foregoing instrument was acknowledged before me this on July 20, 1998 by Eric P. Littman, who is personally known to me.



                                                     /s/ Isabel J. Cantera
                                                     ---------------------
                                                     Notary Public

My commission expires:   ISABEL J. CANTERA
                         MY COMMISSION CC 29509
                         EXPIRES:  February 25, 1999
                         Bonded through Notary Public Underwriters